Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Speedemissions, Inc.

1015 Tyrone Road, Suite 220

Tyrone, Georgia 30290

We consent to the use of our report dated March 28, 2008, with respect to the consolidated balance sheet of Speedemissions, Inc. and subsidiaries (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which are included in the Form 10-KSB for the year ended December 31, 2007.

/s/ Tauber & Balser, P.C.
Tauber & Balser, P.C.
Atlanta, Georgia March 31, 2008